Exhibit 10.5

FibroGen, Inc.

Bonus Plan

The FibroGen, Inc. (“FibroGen” or the “Company”) Bonus Plan (the “Plan”) is designed to offer employees a performance based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals and organizational priorities. The Plan will govern bonuses paid to employees for work performed during the period from January 1 to December 31 of a calendar year (a “Plan Year”), with assessments and bonuses to be paid in the following calendar year (a “Review Year”).

Purpose of the Plan

The Plan is designed to:

•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

•	Reward individuals for achievement of corporate and individual goals

•	Encourage teamwork among all disciplines within the Company

•	Offer an attractive bonus program to help attract and retain key employees

Plan Governance

The Compensation Committee of the Board of Directors or such other committee as the Board of Directors may determine (any such committee, the “Committee”) is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The CEO of FibroGen is responsible for administration of the Plan, provided that the Committee is responsible for reviewing and approving all compensation for the executive officers of the Company. All interpretations and determinations of the Committee under the Plan will be final and binding.

Eligibility

All regular employees of the Company who are regularly scheduled to work at least 20 hours per week will be eligible to participate in the Plan. Temporary employees and part-time employees (who are regularly scheduled to work less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award (or “Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to October 1 of the Plan Year and remained continuously employed through the time Bonuses are paid; and (b) must be an employee in good standing and has received a performance rating of “Met Expectations” or better, and have not been on a performance improvement plan as of the date bonuses are paid. Employees joining during the Plan Year will have their actual bonus amount prorated based on their actual time with the Company during the Plan year.

A participant whose employment terminates or who has submitted a notice of resignation voluntarily prior to the payment of a Bonus award will not be eligible to receive a Bonus award. Continued employment is a condition of payout for the plan.

Corporate and Individual Performance

The CEO will present to the Committee a list of the overall corporate goals for the Plan year, which is subject to approval by the Committee. All participants in the Plan will then develop a list of key individual goals, which will be subject to approval by their manager and used for the basis of the performance review and individual performance rating.

The total bonus pool for the Plan will be based on achievement of the Plan Year corporate goals and, where applicable, the individual’s annual performance review rating.

Bonus Awards

The Bonus will be paid in cash and is based on achievement of the Plan Year corporate goals and achievement of individual goals. The Bonus will be calculated by using the actual base salary during the Plan Year, weighting factor, target bonus percentage, and goal multipliers as identified below.

Weighting Factor

The relative weight between the corporate and individual Bonus components will vary based on levels within the organization, as determined by the Committee. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate.

Target Bonus Percentages

Bonus amounts will be determined by applying a “target bonus percentage” to the actual base salary to employees in the Plan, as determined by the Committee.

The actual base salary during the Plan Year multiplied by the target bonus percentage will be used to establish the target Bonus amount for the Plan Year.

Goal Multipliers

Corporate Goal Multiplier: The Committee will determine the “total corporate goal multiplier” based upon measurement of corporate performance versus the pre-established corporate goals. The Committee will evaluate each corporate goal and shall provide a goal multiplier for such goal based on the achievement of the goal with a range of 0% for goals for which the performance was unacceptable to 150% for goals for which the performance significantly exceeded the goal or was excellent in view of prevailing conditions.

Individual Goal Multiplier: The “individual goal multiplier” will be determined by taking into account the employee’s achievement of their individual goals, utilizing the same metrics as used for the corporate goal evaluation.

Goals under the Plan will be set based on performance criteria set forth in Exhibit A hereto.

Maximum Bonus Payout

To the extent a bonus is paid under this Plan, the maximum bonus payable to any individual shall be one hundred fifty percent (150%) of the individual’s target bonus. The CEO may recommend to the Committee (other than for the CEO), and the Committee may determine in its discretion to increase or decrease any individual’s bonus based on individual performance.

Calculation of Bonus Amount

The example below shows a sample Bonus amount calculation under the Plan. First, a target Bonus amount is calculated for each Plan participant by multiplying the employee’s actual base salary during the Plan Year by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target Bonus amounts for the performance period for each of the corporate and individual components.

At the end of the performance period, corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate component of the Bonus amount for all Plan participants. This is accomplished by multiplying the target corporate Bonus amount established for each individual by the total corporate goal multiplier. The individual goal multiplier, which is based on an individual’s performance rating, is used in the same way to calculate the actual individual component of the Bonus amount.

Example: Actual Bonus Amount Calculation
Salary Paid During Plan Year	$100,000
Target Bonus Percentage	10%
Target Bonus Amount	$10,000
Target Bonus Components:
Target Bonus Amount based on corporate performance (50%)	$5,000
Target Bonus Amount based on individual performance (50%)	$5,000
Corporate Goal Multiplier	80%
Individual Goal Multiplier	105%
Actual Bonus Amount Calculation:
Corporate Bonus Amount	$4,000 ($5,000 x 80%)
Individual Bonus Amount	$5,100 ($5,000 x 105%)
Actual Cash Bonus Amount (prior to taxes)	$9,100

Payment of the Bonus Amounts

Annual performance reviews for Plan participants will be completed by January 31 of the Review Year or as soon thereafter as practicable. Payments of actual Bonus amounts (less applicable taxes) will be made as soon as practical, but no later than March 15 of the Review Year. Participants’ entitlement to Bonuses under this Plan does not occur until the Bonuses are actually paid. This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Company’s Absolute Right to Alter or Abolish the Plan

The Committee reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any right to receive any payment until actual delivery of such compensation. Notwithstanding the generality of the foregoing, at the Company’s discretion, and subject to compliance in all events with, and if and only if permitted by, applicable federal and state securities laws and the listing rules and requirements of any stock exchange or trading market on which the Company’s common stock is listed or traded, all or a portion of a Bonus payment may be made in vested shares of the Company’s common stock. Any such issuance of shares will be made pursuant to an award granted under the Company’s 2014 Equity Incentive Plan, or a successor plan thereto. No payment in stock or other equity under this Plan may be made if such issuance or payment would conflict with any such securities laws or listing rules or requirements.

The Committee, in its discretion, may also determine whether to increase the payout under the Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant such action.

Employment Duration/Employment Relationship

This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause.

EXHIBIT A

The Performance Criteria that will be used to establish goals under the Plan may be based on any one of, or combination of, the following as determined by the Committee: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) operating profit or net operating profit; (29) workforce diversity; (30) growth of net income or operating income; (31) billings; (32) pre-clinical development related compound goals; (33) financing; (34) regulatory milestones, including approval of a compound; (35) stockholder liquidity; (36) corporate governance and compliance; (37) product commercialization; (38) intellectual property; (39) personnel matters; (40) progress of internal research or clinical programs; (41) progress of partnered programs; (42) partner satisfaction; (43) budget management; (44) clinical achievements; (45) completing phases of a clinical study (including the treatment phase); (46) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (47) timely completion of clinical trials; (48) submission of INDs and NDAs and other regulatory achievements; (49) partner or collaborator achievements; (50) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (51) research progress, including the development of programs; (52) investor relations, analysts and communication; (53) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (54) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (55) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (56) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (57) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; (58) individual performance goals; (59) corporate development and planning goals; and (60) other measures of performance selected by the Committee (as applicable).